Exhibit 99.1

KIOR REPORTS THIRD QUARTER 2013 RESULTS

Columbus Transitioning to Steady State

BFCC on Record Run

Cornerstone Financial Commitments for Columbus II

PASADENA, Texas, November 7, 2013—KiOR, Inc. (NASDAQ: KiOR), announced today its financial results for the third quarter ended September 30, 2013.

“I am happy to report again that we are seeing significant operational progress at our Columbus facility and we believe that we are turning the corner toward steady state operations,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “We produced 323,841 gallons of fuel in the quarter, which brought us to a total production of 508,975 gallons of cellulosic fuel through the end of the third quarter.”

“Just as importantly,” Cannon continued, “Columbus is on a run which began in mid-September, and we are continuing to ramp up throughput at the facility. Our fourth quarter has gotten off to a good start and we saw total production in October of 167,087 gallons of fuel, our highest month to date. As a result, we believe that with stable production over the balance of the year, our full year production levels will exceed 1 million gallons. These achievements support our strategy to pursue Columbus II as the company’s next project and the $100 million in financing commitments we received are serving as the cornerstone investments for that facility.”

Financial Results

For the third quarter 2013 the company recorded a net loss of $43.1 million, or $0.40 per share, compared to a net loss of $38.5 million, or $0.36 per share, for the second quarter of 2013. The third quarter loss included an unfavorable adjustment of $2.1 million for higher than expected franchise taxes primarily related to prior periods. Net loss for the third quarter of 2012 totaled $27.0 million, or $0.26 per share.

During the third quarter of 2013 total revenues were $720 thousand, attributable to higher sales volume produced from our initial-scale commercial production facility in Columbus, Mississippi. Total revenues for the second quarter of 2013 were $239 thousand compared to none in the third quarter of 2012.

Cost of product revenue for the third quarter of 2013 totaled $19.5 million, which includes non-cash charges of $2.2 million for the Columbus plant depreciation as well as the aforementioned $2.1 million accrual for franchise taxes. Cash costs totaled $15.2 million and consist primarily of feedstock and consumables, labor, utilities, repairs and maintenance and associated start-up costs incurred in connection with our efforts to achieve steady-state plant operations. In the previous quarter and the third quarter of last year, cost of product revenue was $15.1 million and zero, respectively.

Research and development expenses for the third quarter 2013 were $7.9 million, a decrease of $0.7 million from the $8.6 million incurred in the second quarter of 2013, and a decrease of $1.6 million from the $9.5 million recorded for the third quarter of 2012. These favorable variances to prior quarter and year-over-year reflect primarily lower lab costs and maintenance costs at our Pasadena demo and pilot plants.

General and administrative expenses for the third quarter of 2013 were $7.3 million compared to $7.9 million in the previous quarter and to the $17.5 million recorded for the third quarter of 2012. The quarter-over-quarter decrease reflects lower consulting and employment related expenses. In comparison to the third quarter of 2012, the large reduction is due to start-up related activities at the Columbus plant being previously recorded to general and administrative expense prior to commencement of commercial operations in March 2013. All Columbus production costs as well as costs to get to steady state operations are now included and reported in cost of product revenue.

Cash and cash equivalents at September 30, 2013, totaled $4.3 million compared to $11.5 million at the end of the second quarter 2013. The $50 million of cash received from our two recent private placements were not received until after quarter-end and are not reflected in the above cash balances.

Net long-term debt at the end of the third quarter of 2013 was $175.7 million compared to $149.7 million in the previous quarter, with the increase attributable to additional draws made under the company’s loan facility during the quarter and interest paid-in-kind during the period. Capital investments during the third quarter were $1.1 million, primarily related to front end engineering and design work related to KiOR’s planned Columbus II production facility.

Conference Call Information

The Company will discuss these results on a conference call scheduled for today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may join the conference call by dialing (877) 468-8808 (for U.S. and Canada) or (443) 616-2702 (International). The conference access code is 33202210 for all participants. To listen via live webcast, please visit the investors section of the Company’s website: http://investor.kior.com/events.cfm. An audio replay will remain available for seven days until Thursday, November 14, 2013 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 33202210 for all participants. The replay will also be available in the investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About KiOR

KiOR, a global leader in cellulosic gasoline and diesel transportation fuels, has developed a unique proprietary technology platform to convert abundant and sustainable non-food biomass into fuels for use in vehicles on the road today. KiOR’s cellulosic fuels, which may be transported using existing distribution networks, help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities.

KiOR’s shares are traded on NASDAQ under the symbol “KiOR.” For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results and events, including, without limitation, statements about: our operational progress, our timing to reach steady state operations, the performance of our next generation catalyst platform, the levels of our yield of gallons per bone dry ton of biomass and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties, which could cause our actual future results to differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors include whether we will satisfy the conditions necessary to receive the future amounts committed in our two private placements, the timing for completing the construction of the Columbus II facility, the operational progress at our Columbus I facility towards steady state operations, our ability to increase our capacity and yields at our Columbus I and II facilities, the ability of Columbus II to leverage resources from and synergies with Columbus I, the cost-competitiveness and market acceptance of our products, and the impact of general, economic, industry or political conditions in the United States or internationally, and other factors that are discussed more fully in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the United States Securities and Exchange Commission (the “SEC”), in our Quarterly Report on Form 10-Q filed with the SEC on August 9, 2013 and in our other filings with the Securities and Exchange Commission. The “Risk Factors” discussion in the filings listed above is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. We specifically disclaim any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this press release.

Contact Information:

For Investors:

Dan Richardson

Vice President of Finance

281-694-8744

Investor.relations@kior.com

For Media:

Kate Perez

Director of Corporate Communications & Public Relations

281-694-8831

Media@kior.com

KiOR, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Product revenue	$591	$—	$848	$—
Renewable identification number revenue	129	—	182	—

Total revenues	720	—	1,030	—
Operating expenses:
Cost of product revenue	$19,452	$—	$39,948	$—
Research and development expenses	7,922	9,466	25,660	27,177
General and administrative expenses	7,289	17,490	29,830	39,303

Total operating expenses	34,663	26,956	95,438	66,480

Loss from operations	(33,943)	(26,956)	(94,408)	(66,480)

Other income (expense), net:
Interest income	—	4	1	13
Interest expense, net of amounts capitalized	(9,125)	—	(18,490)	(274)

Other income (expense), net	(9,125)	4	(18,489)	(261)

Loss before income taxes	(43,068)	(26,952)	(112,897)	(66,741)
Income tax expense—current	—	—	—	—

Net loss	$(43,068)	$(26,952)	$(112,897)	$(66,741)

Net loss per share of Class A common stock, basic and diluted	$(0.40)	$(0.26)	$(1.06)	$(0.64)

Net loss per share of Class B common stock, basic and diluted	$(0.40)	$(0.26)	$(1.06)	$(0.64)

Weighted-average Class A and B common shares outstanding, basic and diluted	106,691	104,805	106,161	104,085

KiOR, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$4,348	$40,887
Restricted cash	200
Inventories	3,075	3,239
Prepaid expenses and other current assets	2,501	1,528

Total current assets	10,124	45,654
Property, plant and equipment, net	251,679	246,410
Intangible assets, net	2,176	2,332
Other assets	1,204	1,641

Total assets	$265,183	$296,037

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$4,697	$5,124
Accounts payable	3,520	4,175
Accrued capital expenditures	115	953
Accrued liabilities	10,131	5,753

Total current liabilities	18,463	16,005
Related party long-term debt with Alberta Lenders/Khosla term loan, less current portion, net of discount	135,212	79,843
Long-term debt, less current portion, net of discount	40,460	41,035
Other Liabilities	64	146

Total liabilities	194,199	137,029

Total stockholders’ equity (deficit)	70,984	159,008

Total liabilities, convertible preferred stock and stockholders’ equity	$265,183	$296,037